Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-59470) of Orbital Sciences Corporation of our report dated June 26, 2001 relating to the financial statements of the Deferred Salary and Profit Sharing Plan for Employees of Orbital Sciences Corporation, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

McLean, Virginia
June 29, 2001

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